Exhibit 99.1

AMERICAN MEDICAL ALERT CORPORATION REPORTS
FIRST QUARTER 2008 RESULTS

OCEANSIDE, New York. -May 13, 2008 - American Medical Alert Corp. (NASDAQ: AMAC) a provider of healthcare communication services and advanced telehealth monitoring technologies, today announced operating results for the quarter ended March 31, 2008, the highlights of which are as follows:

•	Company-wide net income increased 23% for the three months ended March 31, 2008 as compared to same period last year.

•
Health Safety and Monitoring Services (HSMS) segment revenue increased by approximately 18% for the three months ended March 31, 2008 as compared to same period last year, led by the Walgreens Ready Response® program.

•	Company balance sheet as of March 31, 2008 remains strong with working capital at approximately $4.0 million and debt to equity ratio of .24 to 1.

•	New Mexico call center now completed and operational.

Revenues for the quarter ended March 31, 2008, consisting primarily of monthly recurring revenues (MRR), increased 11% to $9,635,745 as compared to $8,702,836 for the same period in 2007. Net income for the quarter ended March 31, 2008 increased 23% to $452,357 or $0.05 per diluted share compared to $366,708 or $0.04 per diluted share for the same period in 2007. Net Income for the trailing twelve months ended March 31, 2008 and 2007 was $1,599,881 and $1,349,470, respectively.

Earnings before interest, taxes and depreciation and amortization (“EBITDA”) for the quarter ended March 31, 2008 increased 10% to $1,906,085 as compared to $1,730,682 for the same period in 2007. EBITDA for the trailing twelve months ended March 31, 2008 and 2007 was $7,618,919 and $6,413,231, respectively, a 19% increase.

Jack Rhian, AMAC’s Chief Executive Officer and President, explained, “Our HSMS division led the way this quarter with a respectable 18% increase in revenue. This revenue derived from a multifaceted business channel expansion strategy that included the Walgreens Ready Response direct to consumer program, introduction of our enhanced senior community living product line, Resident-Link, and an overall increase in total subscribers originating from our core PERS customer base. Of equal importance requiring recognition was our focus on our business process improvement initiatives which resulted in a solid reduction in the cost of goods sold within that division. As we continue to execute on the current growth initiatives and introduce MedSmart (our new medication dispensing and management product) later this year, we believe our HSMS group will continue to deliver excellent results going forward.”

Rhian continued, “For our TBCS division, operating results for the quarter were adversely impacted because of certain one time additional expenses incurred relating to investment in our division-wide operating consolidation. With a majority of our consolidation plan complete, we fully expect to replicate the cost saving achievements experienced within our HSMS division in TBCS throughout the remainder of 2008. We remain fully committed to demonstrate TBCS revenue enhancement primarily through internal driven sales and marketing. These anticipated operational achievements provide ample opportunity to attain even greater company-wide performance as both the HSMS and TBCS divisions simultaneously deliver growth and increased profitability.”

The Company plans to issue formal 2008 full year guidance in July.

Webcast Information

The Company invites investors and others to listen to the earnings conference call live over the Internet or by dial in at 10:30 a.m. ET

What:	American Medical Alert Corp. First Quarter Results
When:	Tuesday May 13, 2008 10:30 a.m. ET
Where:	http://www.investorcalendar.com/IC/CEPage.asp?ID=129701
How:	Log on to the web at the address above, and click on the audio link or dial in 877-407-0782 to participate.

About American Medical Alert Corp.

AMAC is a healthcare communications company dedicated to the provision of support services to the healthcare community. AMAC's product and service portfolio includes Personal Emergency Response Systems (PERS) and emergency response monitoring, electronic medication reminder devices, disease management monitoring appliances and healthcare communication solutions services. AMAC operates nine communication centers under local trade names: H-LINK OnCall, Long Island City, NY and Clovis NM, North Shore TAS, Port Jefferson, NY, Live Message America, Audubon, NJ, ACT Teleservice, Newington, CT and Springfield, MA, MD OnCall, Cranston RI and Capitol Medical Bureau Rockville, MD, American MediConnect and Phone Screen Chicago, IL to support the delivery of high quality, healthcare communications.

Use of Non-GAAP Financial Information

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included in this press release, the Company has provided information regarding certain non-GAAP financial measure. This measure is “earnings before interest, taxes and depreciation and amortization (“EBITDA”)”. Such information is reconciled to its closest GAAP measure in accordance with the Securities and Exchange Commission rules and is included in the attached supplemental data.

Management believes that the non-GAAP financial measure used in this press release is useful to both management and investors in their analysis of the Company’s financial position and results of operations. Management believes that EBITDA is a useful measure of the Company's financial performance as it is an indicator of the Company's ability to generate cash flow to make acquisitions, reinvest in new telehealth products and liquidate liabilities. Management also uses EBITDA for planning purposes to determine appropriate levels of operating and capital investments.

EBITDA is a non-GAAP financial measure and although management and some members of the investment community utilize it to measure financial performance, EBITDA should not be viewed as a substitute for financial data prepared in accordance with GAAP or as a measure of profitability. Additionally, the non-GAAP financial measure as presented by AMAC may not be comparable to similarly titled measures reported by other companies.

Forward Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K, the Company's Quarterly Reports on Forms 10-Q, and other filings and releases. These include uncertainties relating to government regulation, technological changes, costs relating to ongoing FCC remediation efforts, our expansion plans, and product liability risks.

Statements of income for the three months ended March 31, 2008 and 2007 and balance sheets as of March 31, 2008 and December 31, 2007 are attached.

AMAC SELECTED FINANCIAL DATA

	3/31/2008	3/31/2007

Revenues	$9,635,745	$8,702,836

Net Income	$452,357	$366,708

Net Income per Share
Basic	$0.05	$0.04
Diluted	$0.05	$0.04

Basic Weighted Average
Shares Outstanding	9,406,070	9,204,178

Diluted Weighted Average
Shares Outstanding	9,698,665	9,578,266

CONDENSED BALANCE SHEET
	March 31,	December 31,
	2008	2007
	(Unaudited)
ASSETS

Current Assets	$9,154,017	$8,672,362
Fixed Assets - Net	10,815,038	10,799,313
Other Assets	15,338,615	15,481,546

Total Assets	$35,307,670	$34,953,221

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities	$5,157,905	$5,070,893
Deferred Income Tax	937,000	947,000
Long-term Debt	4,310,117	4,694,316
Long-term portion of capital lease	21,455	32,425
Other Liabilities	559,520	537,922

Total Liabilities	$10,985,997	$11,282,556

Stockholders’ Equity	24,321,673	23,670,665
Total Liabilities and Stockholders’ Equity	$35,307,670	$34,953,221

Earnings before interest, taxes and depreciation and amortization for the three months and trailing twelve months ended March 31, 2008 and 2007.

		Add:		Less:
	3/31/08	12/31/2007	Subtotal	3/31/2007	Total

Net Income	452,357	1,514,232	1,966,589	366,708	1,599,881
Add Backs:
Taxes	315,000	1,146,000	1,461,000	277,000	1,184,000
Interest	102,055	481,166	583,221	126,515	456,706
Depreciation & Amort.	1,036,673	4,302,118	5,338,791	960,459	4,378,332

EBITDA	1,906,085				7,618,919

		Add:		Less:
	3/31/07	12/31/2006	Subtotal	3/31/2006	Total

Net Income	366,708	1,262,529	1,629,237	279,767	1,349,470
Add Backs:
Taxes	277,000	869,000	1,146,000	238,000	908,000
Interest	126,515	394,613	521,128	62,042	459,086
Depreciation & Amort.	960,459	3,515,262	4,475,721	779,046	3,696,675

EBITDA	1,730,682				6,413,231